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                                                                   Exhibit 10.26

                          FORM OF SEVERANCE AGREEMENT
                          ---------------------------


          THIS SEVERANCE AGREEMENT (this "Agreement"), dated as of _________________, 1996, is made and entered into by and between Rykoff-Sexton,
Inc., a Delaware corporation (the "Company"), and   ______________________ (the
"Executive").

                                  WITNESSETH:
                                  ----------

          WHEREAS, the Executive is a party to a Change in Control Agreement with the Company, dated as of _____________ (the "Change in Control Agreement"), which includes a provision defining the term "Change in Control";

          WHEREAS, consummation of a proposed transaction between the Company and US Foodservice Inc., a Delaware corporation ("USF"), as described in a letter of intent dated December 5, 1995, with USF would result in the occurrence of a "Change in Control," as defined in the Change in Control Agreement;

          WHEREAS, the Executive has executed an Amended and Restated Change in Control Agreement, dated as of February ___, 1996 (the "Restated Change in Control Agreement"), which Restated Change in Control Agreement provides that the transaction between the Company and USF will not result in a Change in Control, as so defined, and makes certain other changes;

          WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain severance benefits for certain of its senior executives, including the Executive, to ease the financial burden on such Executive should his employment with the Company terminate under certain circumstances;

          WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the ongoing employ of the Company.

          NOW, THEREFORE, the Company and the Executive agree as follows:

          1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

          (a) "Base Pay" means the Executive's annual base salary, excluding any bonuses or other incentive pay, determined as of the date the Executive terminates employment or, if such termination is due to a reduction in salary and pursuant to

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Section 3(b), determined as of the date immediately prior to such reduction's taking effect.

          (b)  "Cause" means either:

               (i) that the Executive will have failed consistently to meet the objectives set forth in the Company's performance appraisal standards as applied to the Executive; or

               (ii) that the Executive will have committed:

                    (A) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company;

                    (B) intentional wrongful damage to property of the Company;

                    (C) intentional misconduct that is materially injurious to the Company, monetarily or otherwise; or

                    (D) an intentional breach of the Confidentiality and Nonsolicitation Agreement set forth in Section 8.

     For purposes of this Agreement, no act or failure to act on the part of the Executive will be deemed "intentional" if it was due primarily to an error in judgment or negligence, but will be deemed "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

          (c) "Employee Benefits" means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company.

          2. Term. This Agreement will be effective and binding for a term (the "Term") commencing immediately upon its execution (the "Effective Date") and continuing until the

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earliest to occur of (i) the third anniversary of the Effective Date, (ii) the
Executive's death, (iii) the Executive's becoming permanently disabled within the meaning of, and beginning actually to receive disability benefits pursuant to, the Company's long-term disability plan as in effect for, or applicable to, the Executive immediately prior to such Executive's becoming disabled, or (iv) the Executive's voluntary termination of employment for any reason, including retirement, but excluding voluntary termination pursuant to Section 3(b); provided, however, that on each anniversary of the Effective Date, the Term will automatically be extended for an additional year unless, not later than 90 days prior to such anniversary date, either the Company or the Executive gives written notice to the other that the Term is not to be so extended (by way of illustration, on the first anniversary of the Effective Date, assuming no notice to the contrary has been given, the Term will automatically be extended to the fourth anniversary of the Effective Date); and provided, further, that if severance benefits are being provided under Section 4, the Term will include the Continuation Period.

          3.   Eligibility for Benefits.

          (a) If the Company terminates the Executive during the Term other than for Cause, the Executive will be entitled to the severance benefits provided by
Section 4.

          (b) If the Executive terminates employment during the Term (i) within 90 days of a reduction in such Executive's Base Pay, unless such reduction in Base Pay is part of a reduction applicable generally to senior executives of the Company, or (ii) at any time after the Company has notified the Executive pursuant to Section 2 hereof that the Company intends to terminate the Agreement (rather than allow the Agreement to automatically renew), the Executive will be entitled to the severance benefits provided by Section 4 (regardless of whether any other reason for such termination exists or has occurred, including without limitation other employment).

          (c) Except as otherwise expressly provided herein, a termination by the Company pursuant to Section 3(a) or by the Executive pursuant to Section 3(b) will not affect any rights that the Executive may have pursuant to any other agreement, policy, plan, program or arrangement of the Company providing Employee Benefits, which rights will be governed by the terms thereof.

          4.   Severance Benefits.

          (a) If the Company terminates the Executive's employment during the Term pursuant to Section 3(a), or if the Executive terminates his employment during the Term pursuant to Section 3(b), subject to the condition precedent that the Executive enter into a release and settlement agreement with the

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Company, the Company will provide to the Executive the following benefits:

               (i) The Executive's Base Pay, payable in accordance with the Company's regular payroll schedule, for a period (the "Continuation Period") beginning on the date of termination of the Executive's employment with the Company (the "Termination Date") and ending on the second anniversary of the Termination Date.

               (ii) A payment under any long-term performance compensation plan, policy, program or arrangement maintained by the Company and applicable to the Executive immediately prior to the Termination Date, such payment to be calculated based on actual performance results during the applicable performance period, determined as though the Executive has remained employed throughout such period, and to be pro-rated to take into account the period of the Executive's employment. Such amount will be payable at the time and in the manner provided in the applicable plan, policy, program or arrangement.

               (iii) During the Continuation Period, the Company will arrange to provide the Executive with Employee Benefits that are welfare benefits (but not stock option, stock purchase, stock appreciation or similar compensatory benefits) substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date, except that the level of any such Employee Benefits to be provided to the Executive may be reduced in the event of a corresponding reduction generally applicable to all recipients of or participants in such Employee Benefits. If and to the extent that any benefit described in this Section 4(a)(iii) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company, as the case may be, then the Company will itself pay or provide for the payment of such Employee Benefits to the Executive, his dependents and beneficiaries, as applicable. Without otherwise limiting the purposes or effect of Section 5, Employee Benefits otherwise receivable by the Executive pursuant to this Section 4(a)(iii) will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period, and any such benefits actually received by the Executive will be reported by the Executive to the Company within 30 days of the Executive's receipt thereof.

               (iv) As of the Termination Date, the Company will vest the Executive fully in any supplemental executive retirement plan, any stock options and any awards under any convertible award plan maintained by the Company and applicable to the Executive immediately prior to the Termination Date, and the Company will credit any benefits

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     payable to the Executive under the Company's Deferred Compensation Plan at the "Preferred Rate" (as such term is defined in the Deferred Compensation
     Plan).

               (v) Notwithstanding anything to the contrary in the foregoing, any benefits payable to the Executive pursuant to Sections 4(a)(i), 4(a)(ii) and 4(a)(iii) will be reduced by the amount of any benefits paid or provided to the Executive during the Continuation Period pursuant to the Executive's Restated Change in Control Agreement, as it may be amended and restated from time to time, and any employment agreement with the Company.

          (b) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Northeast Edition of The Wall Street Journal. Such interest will be payable on demand as it accrues. Any change in such prime rate will be effective on and as of the date of such change.

          (c) Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under this Section 4 and under Sections 6 and 8 will survive any termination or expiration of this Agreement or the termination of the Executive's employment for any reason whatsoever.

          5. No Mitigation Obligation. The Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise.

          6. Legal Fees and Expenses. The Company will pay and be solely financially responsible for any reasonable legal fees and related expenses associated with the interpretation, enforcement or defense of Executive's rights under this Agreement by litigation or otherwise.

          7. Competitive Activity. During the Continuation Period, if the Executive has received or is receiving benefits under Section 4, the Executive will not, without the prior written consent of the Company (which may be withheld for any reason or no reason), directly or indirectly or by action in concert with others, own, manage, operate, join, control, perform consulting services for, be employed by, participate in or be connected with any business, enterprise or other entity (or the ownership, management, operation, or control of any such business, enterprise or other entity) (a "Competing Enterprise") engaged anywhere in the United States in the "Restricted Business" (as herein defined) or any other principal line of business developed or acquired by the Company or its affiliates during the Term (the "Other Business"); provided, however, that

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nothing in the foregoing will prohibit the Executive from the mere ownership of securities in any such Competing Enterprise, and provided further that the foregoing prohibitions will apply only if the annual revenues of such Competing Enterprise (including any affiliate thereof) derived from the Restricted Business and the Other Business for the most recently completed fiscal year exceed $500 million.

          8.   Confidentiality and Nonsolicitation Agreement.

          (a) The Executive acknowledges that in the course of his employment by the Company, he will or may have access to and become informed of confidential and secret information which is a competitive asset of the Company ("Confidential Information"), including, without limitation, (i) the terms of any agreement between the Company and any employee, customer or supplier, (ii) pricing strategy, (iii) merchandising and marketing methods, (iv) product development ideas and strategies, (v) personnel training and development programs, (vi) financial results, (vii) strategic plans and demographic analyses, (viii) proprietary computer and systems software, and (ix) any non-public information concerning the Company, its employees, suppliers or customers. The Executive agrees that he will keep all Confidential Information in strict confidence during the term of his employment by the Company and thereafter and will never directly or indirectly make known, divulge, reveal, furnish, make available, or use any Confidential Information (except in the course of his regular authorized duties on behalf of the Company). The Executive agrees that the obligations of confidentiality hereunder will survive termination of his employment at the Company regardless of any actual or alleged breach by the Company of this Agreement, until and unless any such Confidential Information will have become, through no fault of the Executive, generally known to the public or the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement). The Executive's obligations under this Section 8 are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which the Executive may have to the Company under general legal or equitable principles.

          (b) Except in the ordinary course of the Company's business, the Executive has not made, nor will at any time following the date of this Agreement, make or cause to be made, any copies, pictures, duplicates, facsimiles or other reproductions or recordings or any abstracts or summaries including or reflecting Confidential Information. All such documents and other property furnished to the Executive by the Company or otherwise acquired or developed by the Company will at all times be the property of the Company. Upon termination of the Executive's employment by the Company, the Executive will return to the Company any such documents or other property of the Company which are in the possession, custody or control of the Executive.

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          (c) Without the prior written consent of the Company (which may be withheld for any reason or no reason), except in the ordinary course of the Company's business, the Executive will not at any time following the date of this Agreement use for the benefit or purposes of the Executive or for the benefit or purposes of any other person, firm, partnership, association, trust, venture, corporation or business organization, entity or enterprise engaged in the "Restricted Business" (as herein defined), or disclose in any manner to any person, firm, partnership, association, trust, venture, corporation or business organization, entity or enterprise engaged in the Restricted Business, any Confidential Information. "Restricted Business" means any business or division of a business which consists of the manufacturing or sale, for distribution, or the distribution, to customers that are primarily restaurants, cafes, bars, hotels, schools, colleges and other institutions (as the word "institution" is customarily defined in the wholesale grocery business) of (i) processed or bulk food and other groceries; (ii) restaurant and commercial kitchen supplies (such as paper products, janitorial supplies, consumable stores and supplies of every kind and nature); and (iii) restaurant and commercial kitchen equipment (such as cookware, appliances, glassware, dinnerware, smallwares and similar items), and likewise includes any business of a kind in whole or in part similar to that heretofore engaged in by the Company or any of its subsidiaries.

          (d) In the event of the Executive's voluntary or involuntary termination of employment at the Company, the Executive agrees that he will not in any capacity, on his own behalf or on behalf of any other firm, person or entity, undertake or assist in the solicitation of any employee of the Company, including, but not limited to, solicitation of any employee to terminate his or her employment with the Company.

          (e) The Executive acknowledges and agrees that a violation of the foregoing provisions of this Section 8 (referred to collectively as the Confidentiality and Nonsolicitation Agreement) that results in material detriment to the Company would cause irreparable harm to the Company, and that the Company's remedy at law for any such violation would be inadequate. In recognition of the foregoing, the Executive agrees that, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement, and without any necessity or proof of actual damages, the Company will have the right to enforce this Agreement by specific remedies, which will include, among other things, temporary and permanent injunctions, it being the understanding of the undersigned parties hereto that damages, the forfeitures described above and injunctions will all be proper modes of relief and are not to be considered as alternative remedies.

          9. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of

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the Company or the Executive to have the Executive remain in the employment of the Company.

          10. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

          11.  Successors and Binding Agreement.

          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.
This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

          (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

          (c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 11(a) and 11(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 11(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

          12. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage

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prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

          13. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.

          14. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

          15. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

          16. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

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          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.


                                   RYKOFF-SEXTON, INC.


                                   By: _________________________________________
                                       Mark Van Stekelenburg
                                       President and Chief Executive Officer



                                       _________________________________________
                                                      [Executive]